Consent of Independent Auditors






The Board of Trustees
Forum Funds:


We consent to the use of our reports dated October 3, 1997, concerning the Daily Assets Treasury Fund and Daily Assets Cash Fund, series of Forum Funds, and for Treasury Portfolio and Cash Portfolio, series of Core Trust (Delaware), incorporated by reference into the Statement of Additional Information and to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditors" in the Statement of Additional Information.


                                               /s/ KPMG Peat Marwick LLP
                                               KPMG Peat Marwick LLP





Boston, Massachusetts
December 16, 1997